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Exhibit 10.19         Employment Agreements dated November 27, 1995 between Mr.
                      John McGrath and the Bank of San Francisco.

                                 John F. McGrath
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of November 27, 1995 by and between Bank of San Francisco (the "Bank"), (the "Employer"), and John F. McGrath ("Executive").

                                R E C I T A L S:

         A. The Employer desires to employ Executive to serve as President, Chief Operating Officer, Chief Credit Officer and Director of the Bank, and the Board of Directors of the Bank have approved the Employer's employment of Executive.

         B. Executive hereby accepts such employment on the terms and conditions set forth in this Agreement.

                               A G R E E M E N T:

                  i. Agreement to Employ. Subject to the terms and conditions contained herein, the Employer hereby employs Executive and Executive hereby accepts employment by the Employer.

                  ii. Term of Employment. The term shall be for three (3) years commencing on November 27, 1995, and ending, unless terminated earlier, November 27, 1998 (the "Expiration Date").

                  iii. Position and Duties/Authority of Executive. During the term of this Agreement, Executive shall hold the positions of President, Chief Operating Officer, and Chief Credit Officer of the Bank. Executive shall report to the Chief Executive Officer and shall perform such other or additional duties and responsibilities, consistent with the foregoing positions as may be assigned to Executive from time to time by the Chief Executive Officer or Board of Directors of the Employer.

                  iv. Place of Employment. Executive's principal place of employment shall be 550 Montgomery Street, San Francisco, California. While discharging his duties and responsibilities hereunder, Executive may be required to travel from time to time and, as a result, be temporarily absent from his principal place of employment.

                  v. Devotion of Time to Business. Except as provided below, Executive shall devote his best efforts and ability, and attention to the business and affairs of the Employer and to performing the duties and responsibilities set forth herein on behalf of the Employer. Notwithstanding any language herein to the contrary, Executive shall be entitled to devote time to charitable, political and civic activities and speaking engagements, and Executive shall be permitted to serve on the boards of directors of other companies which do not directly compete with the Employer provided such activities do not have a material, adverse effect on Executive's performance hereunder.

                  vi.  Confidential Information/Trade Secrets.

                  (1) In performing his duties under this Agreement, Executive will have access to and become acquainted with information concerning the Employer's operations, including financial, personnel, marketing, and other information and customer lists that are owned by the Employer and regularly used in the Employer's business, and such information is confidential and constitutes trade secrets of the Employer.



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                  (2) Executive will not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person, or use them in any way, except as required in the course of his employment hereunder.

                  (3) The unauthorized use or disclosure of any of the Employer's confidential information/trade secrets (including without limitation information concerning current or future proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in use, and any descriptions thereof) constitute unfair competition.

                  (4) Any violation by Executive of any of the provisions of this paragraph would result in irreparable injury to the Employer, and the Employer shall be entitled to injunctive relief to prevent or terminate such violation.

                  (5) This paragraph shall not apply to any information that becomes generally known to or available for use by the public other than as a result of Executive's acts.

                  (6) The covenants set forth in this paragraph shall survive termination of this Agreement for a period of one year; provided, however, that with respect to the Employer's customer lists and relationships, such period shall be two years.

                vii.  Compensation to Executive.

                  (1) Salary and Benefits. Subject to the terms and conditions contained herein, throughout the term of this Agreement, Executive shall be entitled to receive the following salary and benefits from the Employer:

                      1) Annual Base Salary. The Employer shall pay to Executive as compensation for his services an Annual Base Salary of One Hundred and Seventy Thousand Dollars ($170,000) in such intervals as other salaried executives of the Employer are presently paid (but in no case less frequently than monthly). The Annual Base Salary shall be paid subject to all federal, state and local rules for payment, deduction and withholding of taxes.

                      2) Annual Performance Bonus. For each calendar year, Executive and the Chief Executive Officer of the Bank shall establish reasonable goals for such year which, if met, will result in a bonus payable to Executive from 0% to 50% of his base salary in cash. Such goals shall be set no later than January 31st of the current year and be based upon performance criteria which will include asset quality, resolution of problem assets, development of a credit culture, adherence to regulatory orders, quality of operational procedures and controls, quality of staff, and financial performance of the Bank. Evaluation and payment of bonus will occur no later than March 15th of the current year for the previous years goals. Payment of the Annual Performance Bonus is subject to regulatory approval.

                  (2) Retirement Plan. The Employer shall provide Executive with retirement benefits, including any Section 401(k) Plan, under which the Employer provides retirement or similar benefits to the other Bank employees. The employees of the Bank currently participate in The San Francisco Company ("Company") 401(k) Plan. Executive's participation in the Section 401(k) Plan shall begin as of July 1, 1996.

                  (3) Benefits. The Employer shall, during the term of this Agreement, make available to Executive the following:

                           1)    insurance coverage and benefits according to
existing or then current health plans;

                           2)    group term life insurance, accidental death and
dismemberment insurance, and long-term group disability insurance, all in accordance with the Employer's existing or then current group plans; and




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                           3)       vacation of four weeks per year.

                  (4) Expense Account. The Employer will require Executive to incur travel, lodging, meal, entertainment, and similar expenses. The Employer shall advance or promptly reimburse Executive for all authorized expenses reasonably incurred by Executive in the performance of his duties for which Executive furnishes the Employer with adequate records and other documentary evidence as required by applicable federal and state laws and regulations.

                  (5)      Stock Options.

                           1) The Board of Directors of the Company has adopted an Executive Stock Option Plan (the "Stock Plan") under which Executive shall be eligible to receive options to purchase shares of the Company's Class A Common Stock, and the Company has reserved shares for issuance under the Stock Plan and shall grant options under the Stock Plan to Executive to purchase one percent (1%) of the shares of the Company's Class A Common Stock. The options shall be granted effective on December 1, 1995, and the option price shall be $ 0.34 per share. Thirty-three and one-third (33-1/3) of such options shall vest on each anniversary of this Agreement until all such options are vested.

                           2) Additional options (the "anti-dilution options") shall be granted to Executive from time to time at the then current fair market value and in such amounts as to assure that Executive's options and shares previously issued to Executive upon the exercise of options will comprise not less than one percent (1%) of the fully diluted number of shares of all classes of the Company's Common Stock (i.e., the sum of the number of shares of all classes of Common Stock issued and outstanding, plus the number of shares of all classes of Common Stock subject to options, warrants, conversion rights and all other outstanding rights to purchase any class of shares of Common Stock). Such additional options shall be granted at the fair market value at the date of grant. The antidilution options shall vest on the schedule set forth above, except that notwithstanding such vesting schedule options granted on account of options, warrants, conversion rights or other rights to purchase Common Stock shall not be exercisable unless and until Common Stock is issued upon the exercise of such rights. The Company shall have no obligation to grant Executive any antidilution options with respect to any dilutive events occurring after the completion of the next public offering by the Company of its Common Stock.

                  (6) Other Benefits. The Employer shall provide Executive with such other pension, health and welfare benefits as it may from time to time offer to other senior executives in the ordinary course of its business, or as may be reasonably required or necessary for him to perform his duties.

                  g. Temporary Living. The Employer shall provide Executive a temporary living allowance in the amount of One Thousand Five Hundred Dollars ($1,500) per month for a period of six (6) months.

                  viii.   Termination.

                  (1) Termination by the Employer for Cause. The Employer may terminate Executive's employment at any time for "cause." For the purpose of the Employer's termination of this Agreement, the term "cause" shall include any of the following:

                           1)       Adjudication of Executive's guilt in
connection with the commission of a felony or a misdemeanor involving moral turpitude (excluding traffic violations);

                           2)       Good faith finding by the Employer's Chief
Executive Officer of Executive's theft, conversion, misappropriation, or embezzlement of any assets of the Employer;

                           3)       Executive's (A) habitual neglect of his
duties, (B) failure to obey the lawful direction of the Chief Executive Officer of the Employer that do not contravene regulations or regulatory policies, guidelines, agreements or orders, or (C) conduct that has a direct, substantial and adverse effect

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         on the Employer's reputation, in each case, after written notice and adequate opportunity to cure any such asserted neglect, failure or conduct; or

                           4) Good faith finding by the Employer's Chief Executive Officer or Board of Directors that Executive's performance of his duties resulted in a material deterioration in the condition of the Bank, provided that such deterioration is not the result of conditions either existing on the date of Executive's employment or external to the Bank and beyond Executive's control.

                  (2)      Termination without Cause.

                           i) The Employer may terminate Executive's employment without "cause" at any time subject only to the provisions of paragraph 9.d.

                           ii) The Executive may terminate employment without "cause" at any time with a minimum of thirty (30) days notice.

                  (3) Termination for Death. Executive's employment shall terminate upon Executive's death.

                  d. Termination for Disability. The Employer may terminate Executive's employment upon the disability of Executive. As used herein, the term "disability" shall mean sickness or physical or mental disability that renders Executive unable to perform a substantial portion of his duties under this Agreement for an aggregate period of more than ninety (90) days in any twelve (12) month period.

                  e. Notice of Termination. If the Employer desires to terminate Executive's employment under this Agreement, whether or not for cause, the Employer shall deliver a notice of termination in writing to Executive (the "Notice of Termination"). The Notice of Termination shall specify whether the termination is (A) for cause (in which case the conduct of Executive or the Employer giving rise to the termination shall be specified), (B) for death, (C) for disability, or (D) without cause. The Notice of Termination shall specify an effective date of termination (the "Termination Date") on or after the date notice is given.

                  ix. Effect of Termination. Upon the termination of this Agreement by either party, the parties shall comply with the following obligations and duties:

                  (1) Termination for Cause. If the Employer terminates Executive's employment for cause:

                           1)       Annual Base Salary.  The Employer shall on
the Termination Date pay Executive Executive's Annual Base Salary through the Termination Date.

                           2)       Annual Performance Bonus.  The Executive
shall not be entitled to receive any performance bonus.

                           iii) Reimbursable Expenses. The Employer shall, on
the Termination Date, pay Executive all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

                           iv)  Vesting of Stock Options.  All of the stock
options granted to Executive which have vested as of the Termination Date shall be retained by Executive and shall be exercisable in accordance with the Stock Plan, and any unvested options shall be forfeited.

                  (2) Termination for Death. If Executive's employment is terminated as a result of Executive's death:

                           1)       Annual Base Salary.  The Employer's
obligation to pay Executive's salary shall terminate upon his death.

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                           2)       Reimbursable Expenses.  The Employer shall,
         within thirty (30) days following the date of Executive's death, pay Executive's estate all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

                           3) Annual Performance Bonus. The Employer shall, within thirty (30) days following the date of death, pay Executive's estate Executive's Annual Performance Bonus at a rate of fifty percent (50%) of Bonus, if any, that Executive would have earned for the current year, prorated by the number of full months served during the current year.

                           4) Vesting of Stock Options. All of the stock options granted to Executive which have vested as of the Termination Date shall be retained by Executive's estate in accordance with paragraph 7.e., and unvested options shall be forfeited.

                  (3)      Termination for Disability.

                           1) Annual Base Salary. The Employer shall pay Executive Executive's Annual Base Salary through Termination Date.

                           2) Reimbursable Expenses. The Employer shall, within thirty (30) days following the Termination Date, pay Executive all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

                           3) Annual Performance Bonus. The Employer shall, within thirty (30) days following the Termination Date, pay Executive's Annual Performance Bonus, if any, that Executive would have earned for the current year, prorated by the number of full months served during the current year.

                           4) Vesting of Stock Options. All of the stock options granted to Executive which have vested as of the Termination Date shall be retained by Executive in accordance with paragraph 7.e., and unvested options shall be forfeited.

                  (4) Termination without Cause. If the Employer terminated Executive's employment without cause:

                           1) Annual Base Salary. The Employer shall, on the Termination Date, pay Executive his Annual Base Salary through the Termination Date. In addition, the Employer shall, on the Termination Date, pay Executive an additional one (1) year of Annual Base Salary, or the amount remaining on this three (3) year Agreement, whichever is less, provided, however, that (A) such payment shall be subject to applicable statutory or regulatory restrictions, and (B) no such payment shall be made for so long as the Federal Reserve or the Federal Deposit Insurance Corporation determines that the Employer is in an unsafe or unsound financial condition.

         ii) Annual Performance Bonus. The Employer shall, on the Termination Date, pay Executive's Annual Performance Bonus, if any, that Executive would have earned for the current year, provided, however, that (A) such payment shall be subject to applicable statutory or regulatory restrictions, and (B) no such payment shall be made for so long as the Federal Reserve or the Federal Deposit Insurance Corporation determines that the Employer is in an unsafe or unsound financial condition. No Annual Performance Bonus will be paid for the additional severance identified in d.i., above.

                           i2)      Reimbursable Expenses.  The Employer shall,
on the Termination Date, pay Executive all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

                           iv)      Vesting of Stock Options.  All of the stock
options granted to             Executive which have vested as of the Termination
Date shall be retained by Executive             and shall be exercisable in
accordance with the Stock Plan, and any unvested options shall be forfeited.



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                  (5)      Voluntary Termination by Executive.  If Executive
                           terminates this Agreement voluntarily:

                           1) Annual Base Salary. The Employer shall, within three (3) days following the Termination Date, pay Executive Executive's Annual Base Salary through the Termination Date.

                          ii) Annual Performance Bonus. The Executive shall not be entitled to receive any performance bonus.

                           iii) Notice. The Executive will provide a minimum of thirty (30) days notice.

                           iv) Reimbursable Expenses. The Employer shall, within thirty (30) days following the Termination Date, pay Executive all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

                           v) Vesting of Stock Options. All of the stock options granted to Executive which have vested as of the Termination Date shall be retained by Executive and shall be exercisable in accordance with the Stock Plan, and any unvested options shall be forfeited.

                  (6) Expiration of the Term of the Agreement. If Executive's employment terminates upon the Expiration Date:

                           1) Annual Base Salary. The Employer shall on the Expiration Date pay Executive Executive's Annual Base Salary through the Expiration Date.

                           2) Reimbursable Expenses. The Employer shall, within thirty (30) days following the Expiration Date, pay Executive all reimbursable expenses for which expense reports have been provided in accordance with the Employer's policy.

                           3) Annual Performance Bonus. The Employer shall, no later than November 27, 1998, pay Executive's Annual Performance Bonus, if any, for the year which the Chief Executive Officer determines has been earned through the Expiration Date.

                           4) Vesting of Stock Options. All of the stock options granted to Executive which have vested as of the Expiration Date shall be retained by Executive and shall be exercisable in accordance with paragraph 7.e., and any unvested options shall be forfeited.

                           5) Other. Executive shall be entitled to no other compensation or benefits upon expiration of this Agreement.

                  g.       Other.   Amounts set forth in paragraph 9.a. - f.
above, shall be the total sums that will be due and owing to the Executive in the circumstances set forth in each of these subparagraphs. The Bank will have no obligation to make any other payment or provide any other compensation except as set forth therein.

         x.       Indemnification of Executive.

                  (1) Pre-Execution Actions and Events. Notwithstanding any other provision to the contrary contained in this Agreement, the Employer shall indemnify, defend at its expense, and hold Executive entirely harmless against and from any claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever, including without limitation reasonable attorneys' fees, which Executive may suffer, sustain, incur or otherwise become subject to either directly or indirectly as a result of any claim, controversy, dispute, legal action or proceeding whatsoever arising from actions taken by the Employer or events relating to the business of the Bank or the Company occurring prior to the execution of this Agreement.



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                  (2) Post-Execution Actions and Events. Notwithstanding any
other provision to the contrary contained in this Agreement, the Employer shall indemnify, defend at its expense, and hold Executive entirely harmless against and from any claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever, including without limitation reasonable attorneys' fees, which Executive may suffer, sustain, incur or otherwise become subject to either directly or indirectly as a result of any claim, controversy, dispute, legal action or proceeding whatsoever arising from actions taken by the Employer or events relating to the business of the Bank or the Company occurring subsequent to the execution of this Agreement, other than any such claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever which is due to Executive's misconduct or gross negligence. Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal banking agency, the Bank or the Company may only reimburse, indemnify or hold harmless Executive if the Bank is in compliance with any applicable statute, rule, regulation or policy of the Federal Deposit Insurance Corporation, Federal Reserve Board, or the California State Banking Department regarding permissible indemnification payments.

                  (3) Payment of expenses. In the event the Employer is obligated hereunder to defend and indemnify Executive and in the event Executive is also required to retain independent legal counsel, other experts or professionals or should incur any reasonable litigation cost himself in connection with Paragraph 10.b. above, the Employer shall promptly pay such expenses as incurred.

                  (4) Survival of Indemnification. The obligations of the Employer under this paragraph 10 to indemnify Executive shall survive the expiration or termination of this Agreement.

         xi.      General provisions.

                  (1) Binding on Successors. Subject to any restrictions stated in any other provision of this Agreement, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns.

                  (2) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written understandings and agreements.

                  (3) Amendments; Waivers. No provision of this Agreement may be changed, waived, modified, discharged or terminated, except by a written instrument executed by the parties hereto.

                  (4) Notices. Any notice to be given under this Agreement shall be in writing and shall be deemed effective only when hand-delivered or when delivered by overnight courier, or three (3) days after the date postmarked if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

                  If to the Employer:

                           Bank of San Francisco
                           550 Montgomery Street
                           San Francisco, California 94111
                           Attn:  Chief Executive Officer

                  If to Executive:

                           John F. McGrath
                           470 Crocker Road
                           Sacramento,   CA  95864

                  (5) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.



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                  (6) Title and Headings. Title and headings to paragraphs,
subparagraphs and sub-subparagraphs of this Agreement are for the purpose of reference only and shall not affect the interpretation of this Agreement.

                  (7) Regulatory Approval. This Agreement is subject to and shall not become effective until any required approval or non-disapproval of the employment of Executive by the Federal Deposit Insurance Corporation and the California State Banking Department has been obtained.

                  (8) Insolvency. The terms and conditions of the Agreement shall in no way be binding on the FDIC, or any successor agency, in the event the Bank is determined to be insolvent and becomes subject to a receiver, conservator or liquidator.

                  (9) Resolution of disputes. Any and all disputes pertaining or relating to entering into this Agreement, the performance of this Agreement, the interpretation of this Agreement, or the termination of the employment relationship, including any claims for discrimination or harassment on any basis, shall be resolved exclusively by binding arbitration before the Judicial Arbitration & Mediation Service ("JAMS") in San Francisco. Each party shall bear its own costs and expenses.

                  IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed as of the day and year first above written.

                                            BANK OF SAN FRANCISCO

                                            By:
                                                -------------------------------
                                                     James E. Gilleran
                                                     Chairman and
                                                     Chief Executive Officer

                                            EXECUTIVE:



                                            -----------------------------------
                                            John F. McGrath



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